Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated March 9, 2021, between PENNS WOODS BANCORP, INC. (“Penns Woods”), a Pennsylvania business corporation, and RICHARD A. GRAFMYRE, an adult individual (“Executive”).

WITNESSETH:

WHEREAS, Penns Woods, Jersey Shore State Bank, a wholly owned banking subsidiary of Penns Woods (“JSSB”), and Executive are parties to an amended and restated employment agreement, dated October 1, 2018, as amended by an Amendment No. 1 to Employment Agreement, dated May 31, 2019 (as so amended, the “Existing Employment Agreement”); and

WHEREAS, Penns Woods and Executive desire to amend and restate the Existing Employment Agreement as provided herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Employment. Penns Woods hereby employs Executive, and Executive hereby accepts employment with Penns Woods, on the terms and conditions set forth in this Agreement.

2. Titles and Duties of Executive.

(a) During the Employment Period, Executive shall be employed as the Chief Executive Officer of Penns Woods. Executive shall perform and discharge well and faithfully such management and administrative duties as an executive officer of Penns Wood, and as a senior executive officer of any other subsidiary of Penns Woods, as may be assigned to him from time to time by the Board of Directors of Penns Woods (the “Penns Woods Board”) or the Chairman of the Penns Woods Board, and which are consistent with his position as the Chief Executive of Penns Woods. Executive shall report directly to the Penns Woods Board and the Chairman of the Penns Woods Board. During the Employment Period, Executive shall devote his full time, attention and energies to the business of Penns Woods; provided, however, that this Section shall not be construed as preventing Executive from (a) investing his personal assets in enterprises that do not compete with Penns Woods or any of its majority-owned subsidiaries (except as an investor owning less than 5% of the stock of a publicly-owned company), or (b) being involved in any civic, community or other activities with the prior approval of the Penns Woods Board.

(b) During the Employment Period, Penns Woods shall cause Executive to be nominated to the Penns Woods Board, the Board of Directors of JSSB, and the Board of Directors of Luzerne Bank, respectively, and use its reasonable efforts to cause Executive to be re-elected to the Penns Woods Board, the Board of Directors of JSSB, and the Board of Directors of Luzerne Bank, respectively; provided that Executive meets all of the necessary requirements for such appointment, nomination, and re-election. Executive shall not receive any remuneration whatsoever for his service as a member of the Penns Woods Board, the Board of Directors of JSSB, or the Board of Directors of Luzerne Bank.

3. Term of Agreement.

(a) This Agreement shall be for a period (the “Employment Period”) commencing on the date hereof and ending on April 30, 2025; provided, however, that, commencing on May 1, 2025 and on each May 1 thereafter through and including May 1, 2027, the Employment Period shall be extended for one (1) additional year through the following April 30 unless either party provides written notice of non-renewal at least sixty (60) days prior to any annual renewal date commencing with the annual renewal date occurring on May 1, 2025, in which case the Employment Period shall terminate on the April 30 immediately following such written notice. Neither the expiration of the Employment Period, nor the termination of this Agreement, shall affect the enforceability of the provisions of Sections 7, 8 and 9.

(b) Notwithstanding the provisions of Section 3(a), this Agreement shall terminate automatically for Cause (as defined below) upon delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than 66-⅔% of the entire membership of the Penns Woods Board (excluding Executive) at a meeting of such Board called and held for such purpose (after prior written notice (of at least thirty (30) days) is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before such Board) finding that, in the good faith opinion of the Board, Executive has engaged in any of the conduct described below, and specifying the particulars thereof in detail. As used in this Agreement, “Cause” shall mean any of the following:

(i) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony, a crime of falsehood, or a crime involving moral turpitude, or the actual incarceration of Executive for a period of at least thirty (30) days;

(ii) Executive’s failure to follow the good faith lawful instructions of the Penns Woods Board, following his receipt of written notice of such instructions;

(iii) Executive’s intentional failure to substantially perform his duties to, or on behalf of, Penns Woods, other than a failure resulting from Executive’s incapacity because of disability;

(iv) Executive’s intentional violation, in the reasonable good faith judgment of the Penns Woods Board, of (A) any material law, rule or regulation (other than traffic violations or similar offenses), (B) any memorandum of understanding or cease and desist order of a federal or state banking agency applicable to Penns Woods or any of its subsidiaries, (C) any code of conduct or ethics applicable to officers or employees of Penns Woods, or (D) any material provision of this Agreement;

(v) Executive’s breach of fiduciary duty, in connection with his employment hereunder, which involves personal profit or which results in demonstrable material injury to Penns Woods; or

(vi) Executive’s removal or prohibition from being an institution-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act or by the Pennsylvania Department of Banking pursuant to state law.

If this Agreement is terminated for Cause, Executive’s rights under this Agreement shall cease as of the effective date of such termination.

(c) Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s voluntary termination of employment (other than for Good Reason (as defined in Section 5(d)) or the reasons set forth in Section 3(d)), retirement at Executive’s election, or Executive’s death, and Executive’s rights under this Agreement shall cease as of the date of such voluntary termination, retirement at Executive’s election, or death; provided, however, that, if Executive dies after he delivers a Notice of Termination (as defined in Section 5(d)), the provisions of Section 16(b) shall apply.

(d) Notwithstanding the provisions of Section 3(a), this Agreement shall terminate automatically upon Executive’s disability and Executive’s rights under this Agreement shall cease as of the date of such termination; provided, however, that, if Executive becomes disabled after Executive delivers a Notice of Termination, Executive shall be entitled to receive all of the compensation and benefits provided for in, and for the term set forth in, Section 5 of this Agreement. For purposes of this Agreement, disability shall mean a disability as determined pursuant to the long-term disability plan applicable to Penns Woods, or if no such plan exists, Executive’s incapacitation by accident, sickness, or otherwise which renders Executive mentally or physically incapable of performing the services required hereunder of Executive for a period of six (6) consecutive months.

(e) Executive agrees that, in the event his employment under this Agreement terminates for any reason, Executive shall concurrently resign as a director of Penns Woods, JSSB, Luzerne Bank and any other affiliate of Penns Woods, if he is then serving as a director of any of such entities.

(f) In the event that Executive intends to voluntarily terminate his employment at any time prior to a Change in Control (as defined in Section 5(e)), through retirement or otherwise, Executive shall provide at least ninety (90) days’ prior written notice to Penns Woods.

4. Employment Period Compensation. During the Employment Period, Executive shall be entitled to the following compensation and benefits:

(a) Salary. Executive shall be paid a base salary at the rate of $915,750 per year, payable at such times as salaries are paid to other executive officers of Penns Woods. The Board of Directors of Penns Woods shall review Executive’s base salary annually and may, from time to time, in its discretion increase Executive’s base salary. Any and all such increases in base salary shall be deemed to constitute amendments to this subsection to reflect the increased amounts, effective as of the dates established for such increases by appropriate corporate action.

(b) Discretionary Bonus. Executive shall be entitled to participate in an equitable manner with other senior management employees of Penns Woods in such annual or other periodic bonus programs (if any) as may be maintained from time to time by Penns Woods for its executive officers. At the discretion of the Compensation Committee of the Penns Wood Board, (i) up to fifty percent (50%) of the aggregate amount of any discretionary bonus payable to Executive with respect to any year may be paid in Penns Woods common stock issued under the Penns Woods 2020 Equity Incentive Plan in lieu of cash and (ii), with respect to any year in which a portion of the discretionary bonus is payable in Penns Woods common stock, any portion of the remaining bonus amount otherwise payable in cash for such year (up to 100% of the aggregate bonus amount payable for such year) may be payable in the form of Penns Woods common stock with the consent of Executive. The aggregate number of shares of Penns Woods common stock issuable with respect to any year shall be subject to any limitations on the total number of shares that may be issued to any individual under any plan, program, or policy of Penns Woods then in effect. Any shares of Penns Woods common stock issued to Executive under this Section shall be subject to the same restrictions on transfer as are applicable shares issued under the 2020 Non-Employee Director Compensation Plan; provided, however, that (i) when Executive attains age 71 no more than a one (1) year transfer restriction shall apply to any such shares and (ii) when Executive attains age 72, all transfer restrictions then applicable to any such shares shall lapse.

(c) Vacation and Sick Leave. Executive shall be entitled to such paid time off as may be determined in accordance with the personnel policies of Penns Woods from time to time in effect (currently thirty-four (34) days for Executive). If Executive is unable for any reason to take the total amount of authorized paid time off during any calendar year during the Employment Period, Executive will be paid for any such accrued unused paid time off, up to a maximum of twenty-five (25) days per year, within thirty (30) days after the end of each calendar year, but payment for any unused paid time off shall not increase or decrease the amount of base salary payable pursuant to Section 4(a).

(d) Employee Benefit Plans. Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, welfare benefit plan or similar employee benefit plans or arrangements (including, but not limited to, stock option plans, short-or long-term disability plans, life insurance programs, and health insurance) made available from time to time to employees of Penns Woods in accordance with the provisions of such plans. The base salary and any bonus payable to Executive under Section 4 shall be considered covered compensation for purposes of such plans to the maximum extent permitted by the terms of such plans. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the amounts payable to Executive pursuant to Section 4(a).

(e) Expense Reimbursement. Penns Woods shall promptly reimburse Executive, upon submission of appropriate documentation, for reasonable business expenses, including travel and reasonable entertainment expenses, incurred by Executive in accordance with the expense reimbursement policies of Penns Woods in effect from time to time.

(f) Automobile. Penns Woods shall provide Executive with a vehicle selected by Penns Woods (which shall be owned or leased by Penns Woods) for the Executive’s business and personal use. Penns Woods will cover all repairs and operating expenses of said vehicle, including the cost of liability insurance, comprehensive and collision insurance. Upon termination of Executive’s employment hereunder for any reason, Executive shall either immediately return the vehicle to Penns Woods or purchase the vehicle (or assume the lease) in accordance with the vehicle purchase policy of Penns Woods. Upon request by Penns Woods, Executive shall submit to Penns Woods on a timely basis documentation which defines the percentage of Executive’s use of the vehicle which was for business purposes.

(g) Club Dues. Penns Woods shall pay the initiation fees, assessments, and dues (up to $15,000 annually) for Executive and his spouse to be members of such golf, social or other clubs in the Corporation’s market area selected by Executive and approved by the Chairman of the Penns Woods Board, and reimburse Executive for all ordinary, necessary, and reasonable business-related expenses incurred by Executive on Penns Woods business at said clubs. Penns Woods shall also pay or reimburse Executive for fees and expenses related to Executive’s participation in such other civic or fraternal organizations approved by the Chairman of the Penns Woods Board. As a condition to receiving such reimbursements, Executive shall submit to Penns Woods on a timely basis business expense reports in accordance with the expense reimbursement policies of Penns Woods in effect from time to time.

5. Rights in Event of Termination of Employment Following a Change in Control.

(a) Benefits. If a Change in Control (as defined in Section 5(e)) shall occur during the Employment Period and concurrently therewith or during a period of twenty-four (24) months thereafter Executive’s employment hereunder is terminated by Penns Woods without Cause (other than for the reasons set forth in Section 3(d)) or by Executive with Good Reason, Executive shall be entitled to receive a lump-sum cash payment, no later than thirty (30) days following the date of such termination, in an amount equal to two (2) times the sum of (i) Executive’s annual base salary then in effect (or immediately prior to any reduction resulting in a termination for Good Reason) and (ii) the average of the last three (3) annual bonuses paid by Penns Woods to Executive. In addition, during the twenty-four (24) month period following Executive’s termination of employment that is subject to this Section 5(a), Executive shall be permitted to continue participation in, and Penns Woods shall maintain the same level of contribution for, Executive’s participation in the medical/health insurance plan or program in effect with respect to Executive during the one (1) year period prior to his termination of employment, or, if Penns Woods is not permitted to provide such benefits because Executive is no longer an employee or as a result of any applicable legal requirement, Executive shall receive a dollar amount, on or within thirty (30) days following the date of termination, equal to the cost to Executive of obtaining such benefits (or substantially similar benefits).

(b) Limitation on Benefits. Notwithstanding anything in this Section or elsewhere in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of Executive (which the parties agree will not include any portion of payments allocated to the non-competition and non-solicitation provisions of Sections 7 and 9 that are classified as payments of reasonable compensation for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), when added to all other amounts and benefits payable to or on behalf of Executive, would result in the loss of a deduction under Code Section 280G, or the imposition of an excise tax under Code Section 4999, the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such loss of deduction or imposition of excise tax. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A and where two or more economically equivalent amounts are subject to reduction, but payable at different times, such amounts shall be reduced on a pro-rata basis. All calculations required to be made under this subsection will be made by Penns Woods’ independent public accountants, subject to the right of Executive’s professional advisors to review the same. The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

(c) Exclusive Remedy. The amounts payable pursuant to this Section 5 shall constitute Executive’s sole and exclusive remedy in the event of the termination of Executive’s employment in accordance with Section 5(a).

(d) Good Reason Defined. Executive shall be considered to have terminated employment hereunder for “Good Reason” if such termination of employment occurs on or within twenty-four (24) months after a Change in Control and is on account of any of the following actions by Penns Woods without Executive’s express written consent:

(i) a material diminution in Executive’s authority, duties or other terms or conditions of employment as the same exist on the date of the Change in Control;

(ii) any reassignment of Executive to a location greater than 25 miles from the location of his office on the date of the Change in Control, unless such new location is closer to Executive’s primary residence than the location on the date of the Change in Control;

(iii) any failure to pay Executive any amounts due and owing to him under Section 4 of this Agreement, which constitutes a material breach by Penns Woods of this Agreement;

(iv) any failure to provide Executive with any benefits enjoyed by Executive under any retirement or pension, life insurance, medical, health and accident, disability or other material employee plans in which Executive participated at the time of the Change in Control or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control, except for any reductions in benefits or other actions resulting from changes to or reductions in benefits applicable to employees generally;

(v) any requirement that Executive travel in the performance of his duties on behalf of Penns Woods for a significantly greater period of time during any year than was required of Executive during the year preceding the year in which the Change in Control occurred, which results in a material negative change to Executive in the employment relationship; or

(vi) any other material breach of this Agreement.

Notwithstanding the foregoing, a termination by Executive shall not be for Good Reason, unless Executive shall have given Penns Woods at least ten (10) business days written notice (a “Notice of Termination”) specifying the grounds upon which Executive intends to terminate his employment hereunder for Good Reason and such notice is received by Penns Woods within ninety (90) days of the date the event of Good Reason occurred. In addition, any action or inaction by Penns Woods which is remedied within thirty (30) days following a Notice of Termination shall not constitute Good Reason for termination hereunder and shall render such Notice of Termination null and void.

(e) Change in Control Defined. As used in this Agreement, “Change in Control” shall mean the occurrence of any one of the following:

(i) (A) a merger, consolidation, or division involving Penns Woods, (B) a sale, exchange, transfer, or other disposition of substantially all of the assets of Penns Woods, or (C) a purchase by Penns Woods of substantially all of the assets of another entity, unless (x) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by 66-⅔% or more of the members of the Penns Woods Board who are not interested in the transaction and (y) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity’s parent corporation, if any, are former members of the Penns Woods Board;

(ii) a “person” or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) of 25% or more of the outstanding shares of common stock of Penns Woods;

(iii) at any time during any period of two consecutive years, individuals who at the beginning of such period constitute the Penns Woods Board cease to constitute a majority of such Board (unless the election or nomination of each new director was approved by a vote of at least 51% of the directors who were directors at the beginning of such period); or

(iv) any other change in control similar in effect to any of the foregoing and designated as a change in control by the Penns Woods Board.

(f) Notwithstanding the foregoing, to the extent the definition of “Change in Control” as set forth in Section 5(e) does not amount to a “change in control event” as defined under Treas. Reg. § 1.409A-3(i)(5), then the benefits set forth in Section 5(a) shall be paid in equal increments over the time period applicable to a termination under Section 6(a).

6. Rights in Event of Termination of Employment absent a Change in Control.

(a) Benefits. In the event that Executive’s employment is involuntarily terminated by Penns Woods during the Employment Period without Cause (other than by reason of Section 3(d)) absent a Change in Control, Penns Woods shall continue to pay Executive’s then current annual base salary under Section 4(a) for the greater of: (i) the number of full months remaining in the Employment Period as of the date of termination of employment or (ii) six (6) months. With respect to clause (i) of this Section, a final pro-rated payment shall be made for any fraction of a month remaining in the Employment Period as of the date of his termination of employment. In addition, during the period in which Executive is receiving continued payments of base salary in accordance with the immediately preceding sentence, Executive shall be permitted to continue participation in, and Penns Woods shall maintain the same level of contribution for, Executive’s participation in the medical/health insurance plan or program in effect with respect to Executive during the one (1) year period prior to his termination of employment, or, if Penns Woods is not permitted to provide such benefits because Executive is no longer an employee or as a result of any applicable legal requirement, Executive shall receive a dollar amount, on or within thirty (30) days following the date of termination, equal to the cost to Executive of obtaining such benefits (or substantially similar benefits).

(b) Exclusive Remedy. The amounts payable pursuant to this Section 6 shall constitute Executive’s sole and exclusive remedy in the event of involuntary termination of Executive’s employment by Penns Woods without Cause (other than by reason of Section 3(d)) in the absence of a Change in Control.

(c) Limitation on Benefits. Notwithstanding anything herein to the contrary, to the extent the provisions of Code Section 280G become applicable to payments or benefits to be provided under this Section 6, the provisions of Section 5(b) shall apply to such payments or benefits.

7. Covenant Not to Compete.

(a) Executive hereby acknowledges and recognizes the highly competitive nature of the business of Penns Woods and accordingly agrees, in consideration of this Agreement, including without limitation the term and other provisions hereof, that, during and for the applicable period set forth in Section 7(c), Executive shall not:

(i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly-owned company) or otherwise, in the banking or financial services business with an institution headquartered within twenty-five (25) miles of 300 Market Street, Williamsport, Pennsylvania (the “Non-Competition Area”); or

(ii) provide financial or other assistance to any person, firm, corporation, or enterprise engaged in the banking or financial services business and headquartered in the Non-Competition Area;

provided, however, that nothing in this Section 7(a) shall be construed as preventing Executive from being engaged solely in securities brokerage or financial planning activities following termination of Executive’s employment, for his own account or on behalf of another person, in the following Pennsylvania Counties: Columbia, Northumberland, Montour, and Union.

(b) It is expressly understood and agreed that, although Executive and Penns Woods consider the restrictions contained in Section 7(a) reasonable for the purpose of preserving for Penns Woods and its subsidiaries and affiliates their goodwill and other proprietary rights, if a final judicial determination is made by a court or arbitrator having jurisdiction that the time or territory or any other restriction contained in Section 7(a) is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 7(a) shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c) The provisions of this Section 7 shall be applicable commencing on the date of this Agreement and ending on one of the following dates, as applicable:

(i) if Executive voluntarily terminates his employment (other than for Good Reason or the reasons set forth in Section 3(d)) or Executive’s employment is terminated for Cause in accordance with the provisions of Section 3(b), six (6) months following the effective date of termination of employment;

(ii) if Executive becomes entitled to receive the payment set forth in Section 5(a), six (6) months following the effective date of termination of employment;

(iii) if Executive’s employment is involuntarily terminated in accordance with the provisions of Section 3(d) or 6, and Executive actually receives payments under a disability plan or program maintained by Penns Woods or severance payments under Section 6, respectively, the lesser of six (6) months following the effective date of termination of employment or the period during which such payments remain in effect;

(iv) if Executive’s employment terminates as a result of delivery of a notice of nonrenewal (or a notice of termination of the Employment Period) by Penns Woods in accordance with Section 3(a), the effective date of termination of employment; or

(v) if Executive’s employment terminates as a result of delivery of a notice of nonrenewal (or a notice of termination of the Employment Period) by Executive in accordance with Section 3(a), six (6) months following the effective date of termination of employment.

8. Unauthorized Disclosure. During the Employment Period and at any time thereafter, Executive shall not, without the written consent of the Penns Woods Board, or a person authorized thereby, knowingly disclose to any person, other than an employee of Penns Woods or any of its subsidiaries, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties hereunder, any material confidential information obtained by him while in the employ of Penns Woods with respect to services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices of Penns Woods or any of its subsidiaries, the disclosure of which could be or would be damaging to Penns Woods or any such subsidiary; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent, or direction of Executive), or any information that must be disclosed as required by law.

9. Nonsolicitation of Customers and Employees. Executive hereby agrees that he shall not during any period that he is subject to the provisions of Section 7, directly or indirectly, (i) solicit any customer of Penns Woods or any of its majority-owned subsidiaries located in the Non-Competition Area for any banking or financial services business, or (ii) solicit any persons who are currently or were within six (6) months prior to Executive’s termination date employees of Penns Woods or any of its majority-owned subsidiaries. Executive also agrees that he shall not, for the period described in the preceding sentence, encourage or induce any of such customers or employees of Penns Woods or any of its majority-owned subsidiaries to terminate their business relationship with any of such entities.

10. Remedies. Executive acknowledges and agrees that the remedy at law available to Penns Woods for a breach or threatened breach of any of the provisions of Section 7, 8 or 9 would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Executive of any of the provisions of Section 7, 8 or 9, it is agreed that Penns Woods shall be entitled to, without posting any bond to the extent permitted by law, and the Executive agrees not to oppose any request of Penns Woods for, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy which may then be available. Nothing contained in this section shall be construed as prohibiting Penns Woods from pursuing any other remedies available to them, at law or in equity, for such breach or threatened breach.

11. Legal Expenses. If Executive obtains a judgment, award or settlement which enforces a material disputed right or benefit under this Agreement, Penns Woods shall pay to him, within ten days after demand therefor, all legal fees and expenses incurred by him in seeking to obtain or enforce such right or benefit.

12. Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence (as then reflected in the personnel records of Penns Woods), in the case of notices to Executive, and to the then principal offices of Penns Woods, in the case of notices to Penns Woods.

13. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and Penns Woods. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14. Assignment. This Agreement shall not be assignable by any party, except by Penns Woods to any affiliated company or to any successor in interest to its businesses.

15. Entire Agreement; Effect on Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement, and supersedes and replaces any prior agreement relating to the subject matter hereof, including without limitation the Existing Employment Agreement.

16. Successors; Binding Agreement.

(a) Penns Woods will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of Penns Woods to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Penns Woods would be required to perform it if no such succession had taken place. Failure by Penns Woods to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a material breach of this Agreement and the provisions of Section 5 (relating to termination of employment following a Change in Control) shall apply as though a Notice of Termination was authorized and had been timely given. As used in this Agreement, “Penns Woods” shall mean Penns Woods, as defined previously, and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If Executive should die after a Notice of Termination is delivered by Executive, or following termination of Executive’s employment without Cause or pursuant to Section 3(d), and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such person, to Executive’s estate. The preceding sentence shall also apply to the last clause of Section 3(c).

17. No Mitigation or Offset. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking employment or otherwise. Further, there shall be no offset against any amount or benefit payable or provided hereunder following Executive’s termination of employment solely by reason of his employment with another employer.

18. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.

20. Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction, or limit the scope or intent, of any of the provisions of this Agreement.

21. Number. Words used herein in the singular form shall be construed as being used in the plural form, as the context requires, and vice versa.

22. Regulatory Matters. The obligations of Penns Woods under this Agreement shall in all events be subject to any required limitations or restrictions imposed by or pursuant to the Federal Deposit Insurance Act or the Pennsylvania Banking Code of 1965 as the same may be amended from time to time.

23. Tax Withholding. All payments made and benefits provided hereunder shall be subject to such federal, state and local tax withholding as may be required by law.

24. Indemnification; Liability Insurance. Penns Woods shall indemnify Executive, to the fullest extent permitted by Pennsylvania law, with respect to any threatened, pending, or contemplated action, suit, or proceeding brought against Executive by reason of the fact that Executive is or was a director, officer, employee, or agent of Penns Woods or is or was serving at the written request of Penns Woods as a director, officer, employee, or agent of another person or entity. Executive’s right to indemnification provided herein is not exclusive of any other rights to which Executive may be entitled under any bylaw, agreement, vote of shareholders, or otherwise, and shall continue beyond the term of this Agreement.

25. Compliance with Code Section 409A.

(a) Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that Executive undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if Executive is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of Executive’s death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(b) Except as otherwise expressly provided herein, to the extent any expense reimbursement or other in-kind benefit is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed or in-kind benefits be provided after the last day of the calendar year following the calendar year in which Executive incurred such expenses or received such benefits, and in no event shall any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(c) Any payments made pursuant to Sections 5 and 6, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision. Notwithstanding the foregoing, if Penns Woods determines that any other payments hereunder fail to satisfy the distribution requirement of Code Section 409A(a)(2)(A), the payment of such benefit shall be delayed to the minimum extent necessary so that such payments are not subject to the provisions of Code Section 409A(a)(1).

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement, or caused it to be executed, as of the date first above written.

PENNS WOODS BANCORP, INC.

By:	/s/ R. Edward Nestlerode, Jr.	Date: March 9, 2021
Chairman
(“Penns Woods”)

/s/ Richard A. Grafmyre	Date: March 9, 2021
Richard A. Grafmyre
(“Executive”)